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                                                               EXHIBIT 10(b)(ii)

                                 AMENDMENT NO. 2
                               TO CREDIT AGREEMENT


     AMENDMENT NO. 2 (this "AMENDMENT"), dated as of December 20, 1999, under the Credit Agreement dated as of June 30, 1997, by and among OGDEN CORPORATION, a Delaware corporation (the "COMPANY"), the Signatory Lenders party thereto (the "LENDERS") and THE BANK OF NEW YORK, as Agent (the "AGENT") as amended by Amendment No. 1 to Credit Agreement, dated as of August 18, 1999 (the "CREDIT AGREEMENT).

                                    RECITALS

     I. Capitalized terms used herein which are not herein defined shall have the respective meanings ascribed thereto in the Credit Agreement.

     II. The Company has advised the Agent that:

         (a) It has decided to sell certain businesses and/or assets.

         (b) It will classify, for accounting purposes, the businesses described in Schedule 1 annexed hereto as "discontinued operations" ("1999 DISCONTINUED OPERATIONS").

         (c) It anticipates that it will incur losses in the amounts specified in Schedule 2 annexed hereto under the heading "Anticipated Write-Offs" (the "1999 WRITE-OFFS") in connection with the sales and other events described in
Schedule 2.

         (d) It anticipates it will be required to incur additional indebtedness to finance the completion of construction of the Jazzland project, to fund incremental interest expense of Ogden Energy and with respect to bridge loans and purchase money loans, to fund expenses with respect to its insurance programs and for general working capital purposes (the "1999 ADDITIONAL INDEBTEDNESS").

     III. The Company has also advised the Agent that the consummation of the transactions and the occurrence of the events described in Recitals II (a), (b) and (c) and the incurrence of the Indebtedness described in Recital II (d) may result in the violation by the Company of one or more covenants of the Credit Agreement.

     IV. To facilitate the consummation of the transactions described in Recitals II (a), (b) and (c) and to permit the Company to incur the indebtedness described in Recital II (d), the Company has requested the Agent and the Lenders agree to amend the Credit Agreement.

     V. The Agent and the Lenders have advised the Company that they are willing to agree to the Borrower's request subject to the terms and conditions set forth herein.

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     Accordingly, in consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    AMENDMENTS TO CREDIT AGREEMENT

      1.1 Section 1.1 of the Credit Agreement is amended to add the following defined terms in the appropriate alphabetical order:

            "AMENDMENT NO. 2" means Amendment No. 2 to Credit Agreement, dated as of December 17, 1999, among the Company, the Lenders party thereto and the Agent.

            "AMENDMENT NO. 2 EFFECTIVE DATE" means the date on which the conditions set forth in Section 2.1 of Amendment No. 2 are satisfied.

            "1999 ADDITIONAL INDEBTEDNESS" has the meaning ascribed to it in Recital II (d) of Amendment No. 2 to Credit Agreement.

            "1999 DISCONTINUED OPERATIONS": has the meaning ascribed to it in Recital II (b) of Amendment No. 2 to Credit Agreement.

            "1999 WRITE-OFFS": has the meaning ascribed to it in Recital II (c) of Amendment No. 2 to Credit Agreement.

     1.2 Section 1.1 of the Credit Agreement is amended by deleting in its entirety the text of the defined term "OPERATING INCOME" and substituting therefor the following:

            "OPERATING INCOME" net income before income taxes and minority interests of the Company and its Subsidiaries from continuing operations and, for the purpose and only for the purpose of testing and determining compliance with Section 8.9 of this Agreement (a) including income from the 1999 Discontinued Operations, (b) excluding actual gains and losses resulting from the disposition of Property made pursuant to Section 8.6(iv), (c) excluding amounts not to exceed (1) for each 1999 Write-Off Event, the corresponding amount, pre-tax, set forth in the second column of Schedule 2 to Amendment No. 2 to the Credit Agreement, (2) $100,000,000 in the aggregate for all 1999 Write-Offs Events and (d) write-offs associated with the Richard Ablon litigation not to exceed $23,000,000 in the aggregate.

      1.1 Section 1.1 of the Credit Agreement is amended by deleting in its entirety the text of the defined term "SHAREHOLDERS' EQUITY" and substituting therefor the following:

            "SHAREHOLDERS' EQUITY" all amounts which would, in conformity with GAAP, be included under shareholders' equity on a Consolidated balance sheet, PLUS, for the purpose and only for the purpose of determining and testing compliance with Section 8.5 of this Agreement, actual losses when incurred (according to GAAP) in respect of

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      the 1999 Write-Offs, not to exceed (a) for each 1999 Write-Off Event, the corresponding amount, after-tax, set forth in the third column of Schedule 2 to Amendment No. 2 to Credit Agreement and (b) $70,000,000 after-tax, in the aggregate for all 1999 Write-Offs.

      1.4   The Credit Agreement is amended to add the following Section 2.24:

            "2.24 AVAILABILITY OF COMMITMENTS.

            (a) The Company agrees that, notwithstanding any other provision of this Agreement, during the period from the Amendment No. 2 Effective Date to and including the date on which the Required Lenders, in their sole discretion, agree to reinstate the availability of the Revolving Commitments and the Letter of Credit Commitments (the "Availability Reinstatement Date") (a) the Company shall not be entitled to request and the Lenders shall not be obligated to make any additional Loans and (b) the Company shall not be entitled to request and the Issuing Bank shall not be required to issue any additional Letters of Credit.

            (b) The Company and the Lenders agree that the limitation on the availability of the Revolving Commitments and the Letter of Credit Commitments set forth in Section 2.24(a) is not a termination or reduction of such Commitments."

      1.5 Section 8.4 of the Credit Agreement is amended to delete the words "Sale of Property" from the heading of such section.

      1.6 Section 8.5 of the Credit Agreement is amended to delete the text thereof in its entirety and to substitute the following therefor:

            "8.5  LEVERAGE RATIO

            Permit its ratio of the sum of (i) Consolidated Indebtedness plus
      (ii) Consolidated Contingent Obligations to the sum of (x) Consolidated Indebtedness plus (y) Consolidated Contingent Obligations plus (z) the Company's Shareholders' Equity to be greater than 0.650:1.0 at any time."

      1.6 Section 8.6 of the Credit Agreement is amended to delete the text thereof in its entirety and to substitute therefor the following:

            "8.6  SALE OF PROPERTY

            Sell, assign, exchange, lease, transfer or otherwise dispose of any Property, whether now owned or hereafter acquired, to any Person, or permit any Subsidiary so to do, except:

                  (i) dispositions to a Subsidiary for a consideration at least equal to the fair value of the Property disposed of;

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                  (ii) dispositions by one Subsidiary to the Company or to
      another Subsidiary;

                  (iii) (intentionally deleted);

                  (iv) dispositions of Property that result in proceeds (irrespective of whether such proceeds are paid in cash or any other form) to the Company (or other Person that is the seller of the Property) of not more than $35,000,000 after payment of (1) any required closing costs and expenses directly attributable to the sale of the Property ("Closing Costs") and (2) any Indebtedness that is secured by the Property that is being sold ("Sale Related Debt"), PROVIDED THAT, prior to the consummation of any such sale, the Company shall have furnished the Agent a copy of the agreement or contract for the sale for the applicable Property and a statement setting forth, on a PRO FORMA basis, the total consideration to be paid to the Company (or other seller) under the agreement or contract for the sale for such Property and the estimated amount, if any, of the Closing Costs and Sale Related Debt to be paid from the consideration for the sale and the net proceeds of sale to be realized (by the Company or other seller) from the sale after the deduction or payment of the Closing Costs and Sale Related Debt (each a "Pro-Forma Sale Statement"), and PROVIDED FURTHER that after the consummation of such sale, the Company shall deliver to the Agent a statement indicating any variance between the Pro Forma Sale Statement and the actual amount received and paid in connection with such sale;

                  (v) the payment of dividends and distribution of Stock of the Company in the ordinary course of business;

                  (vi)  (intentionally deleted)."

      1.6 Section 8.9 of the Credit Agreement is amended to delete the text thereof in its entirety and to substitute the following therefor:

            "8.9  FIXED CHARGE COVERAGE RATIO

            Permit the Fixed Charge Coverage Ratio to be less than (a) 1.25 to
      1.00 for the four fiscal quarters (taken as a whole) preceding December 31, 1999 and (b) thereafter, 1.50 to 1.00 for any preceding period of four fiscal quarters (taken as a whole).

2.    CONDITIONS TO EFFECTIVENESS OF AMENDMENT.

      2.1 The effectiveness of this Amendment is subject to the prior or simultaneous fulfillment of the following conditions:

            (a) The Agent shall have received this Amendment executed by (i) a duly authorized officer or officers of the Borrower and (ii) the Required Lenders;

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            (b) The Agent shall have received such other documents as it shall have reasonably requested;

            (c) The Agent shall have received payment of all of its out-of-pocket expenses, including the reasonable fees and expenses of its counsel incurred pursuant to the Credit Agreement through October 31, 1999 in the amount of $18,375.00, plus any additional fees and expenses of counsel incurred from November 1, 1999 and incurred in connection with this Amendment; and

            (d) The Agent shall have received the fees due to the Agent and the Lenders pursuant to the letter agreements between the Agent and the Borrower.

      2.2 The date on which the conditions set forth in Section 2.1 are satisfied is the "AMENDMENT NO. 2 EFFECTIVE DATE."

3.    ACKNOWLEDGMENTS AND REPRESENTATIONS AND WARRANTIES.

      3.1 The Borrower hereby (a) reaffirms and admits the validity and enforceability of the Credit Agreement and the other Loan Documents and all of its obligations thereunder, (b) represents and warrants that there exists no Default or Event of Default, and (c) represents and warrants that the representations and warranties contained in the Credit Agreement as amended by this Amendment (other than the representations and warranties made as of a specific date) are true and correct in all material respects on and as of the date hereof.

4.    MISCELLANEOUS

      4.1 This Amendment may be executed by facsimile and in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

      4.2 This Amendment is being delivered in and is intended to be performed in the State of New York and shall be construed and enforceable in accordance with, and be governed by, the internal laws of the State of New York without regard to principles of conflict of laws.

      4.3 Except as amended hereby, the Credit Agreement shall in all other respects remain in full force and effect.





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The parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.